Securities and Exchange Commission

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 2, 2004

PERFICIENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15169	74-2853258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1120 South Capital of Texas Highway, Suite 220, Building 3, Austin, TX		78746
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (512) 531-6000

(Former Name or Former Address, if Changed Since Last Report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On April 2, 2004, Perficient, Inc. (the “Company”) consummated the acquisition by way of merger of Genisys Consulting, Inc. (“Genisys”), an Illinois corporation, with and into our wholly-owned subsidiary, Perficient Genisys, Inc., a Delaware corporation.  Perficient Genisys, Inc. is the surviving corporation to the merger.

The Company paid approximately $7.9 million consisting of approximately $1.5 million in cash and 1.7 million shares of the Company’s common stock, subject to certain post-closing adjustments.  The shares of common stock issued in connection with the merger were ascribed a value of $3.77 per share, which was the average closing price of the Company’s common stock for the 30 consecutive trading days ending on April 1, 2004.  The common stock issued in connection with the merger included approximately 0.8 million shares which are restricted through April 1, 2007, and another 0.4 million shares held in escrow until April 1, 2005.  A copy of the Genisys Merger Agreement is included herein as Exhibit 10.1.

Prior to the acquisition, the assets of Genisys were used to provide information technology consulting services to its customers.  The Company intends to continue such uses for the assets of Genisys.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Gensisys Merger Agreement, a copy of which is included herein as Exhibit 10.1.

The press release announcing the acquisition is included herein as Exhibit 99.1 to this Form 8-K.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)                                 FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

Financial Statements relating to the acquisition described in this Form 8-K and required pursuant to Rule 3-05 of Regulation S-X are not included herein but will be filed by an amendment to this Form 8-K within sixty (60) days from April 17, 2004.

(b)                                 PRO FORMA FINANCIAL INFORMATION

Pro forma financial information relating to the acquisitions described in this Form 8-K and required pursuant to Article 11 of Regulation S-X are not included herein but will be filed by an amendment to this Form 8-K within sixty (60) days from April 17, 2004.

(c)                                 EXHIBITS

EXHIBIT NO.	DESCRIPTION

Exhibit 10.1.	Agreement and Plan of Merger, dated as of April 2, 2004, by and among Perficient, Inc., Perficient Genisys, Inc., Genisys Consulting, Inc., and certain shareholders of Genisys Consulting, Inc.

Exhibit 99.1.	Perficient, Inc. Press Release issued on April 5, 2004 regarding the acquisition of Genisys Consulting, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFICIENT, INC.
Dated April 16, 2004
/s/ Michael Hill
Michael Hill
Chief Financial Officer
Dated April 16, 2004